Exhibit 99.1

Extreme Networks Expands Scope of its Nominating and Governance Committee

with Updated Charter Focused on Social Responsibility

SAN JOSE, Calif., October 18, 2019 — Extreme Networks, Inc. (“Extreme” or the “Company”) (Nasdaq: EXTR), a software-driven networking company, today announced a reframed and refreshed charter of its Nominating and Corporate Governance Committee, which has been renamed the Nominating, Governance and Social Responsibility Committee (the “Committee”). The expanded charter of the Committee now defines the Committee’s and Company’s corporate social responsibility (“CSR”) mandate and focus. Among its other established responsibilities, the Committee will now be tasked with the review, assessment, and oversight of all policies and programs relating to CSR, including, but not limited to: diversity and inclusion, environmental matters, and philanthropic initiatives.

More details about Extreme’s commitment to corporate social responsibility can be found at: https://www.extremenetworks.com/company/csr/

Ed Meyercord, Extreme’s President and CEO, noted that “Sustainable development, corporate philanthropy, and the empowerment of people, are, and will continue to be, integral parts of how we run our business. For example, in fiscal year 2018, we established a Women’s Leadership Council to help broaden our Company perspective and encourage an exchange of ideas to enhance our practice of hiring and partnering with a diversified workforce. Since that time, the percentage of women at Extreme has grown for the second year in a row by 8 percent.”

“As far as sustainable development, we have implemented a reliable, low cost, and sustainable power solution at our San Jose, California facility by installing a 2.2-megawatt Microgrid from Bloom Energy. This reduced our utility power consumption, decreased our CO2 carbon footprint by approximately 20 percent, and decreased our greenhouse gas emissions and water usage by approximately 99.9 percent. Finally, we continue to support community development, education, and job training in communities in which we operate through corporate philanthropy, such as our partnership with the American India Foundation where we are working on school transformation projects in Chennai and Bangalore, India,” concluded Meyercord.

John C. Shoemaker, Extreme’s Chairman of the Board and Chairman of the Committee, stated, “The establishment of oversight for all corporate social responsibility initiatives reflects our continued ambition and commitment to drive best practices across all of our activities, and with all our stakeholders, as well as our shareholders. To wit, with the recent addition of Ingrid Burton to our Board of Directors this past August one-third of our independent directors are now female. This change in focus of the Committee will help us create sustainable value by combining operational excellence with a positive impact on our environment and society.”

About Extreme Networks

Extreme Networks, Inc. (EXTR) delivers software-driven networking solutions from the wireless and IoT edge to the data center that are agile, adaptive, and secure to enable the digital transformation of our enterprise customers. Our 100% in-sourced services and support are number one in the industry. Even with 50,000 customers globally, including half of the Fortune 50 and some of the world’s leading names in business, hospitality, retail, transportation and logistics, education, government, healthcare and manufacturing, we remain nimble and responsive to ensure customer and partner success. We call this Customer-Driven Networking™. Founded in 1996, Extreme is headquartered in San Jose, California. For more information, visit Extreme’s website or call 1-888-257-3000.

Extreme Networks Contacts

Investor Relations	Media
Stan Kovler	Christi Nicolacopoulos
919-595-4196	603-952-5005
skovler@extremenetworks.com	pr@extremenetworks.com